Exhibit 10.02

EMPLOYMENT AGREEMENT OF RICHARD J. HENDRIX

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 30, 2008, is hereby entered into by and between FBR Capital Markets Corporation, a Virginia corporation with its principal place of business at 1001 19 th street North, Arlington, VA 22209 (“FBCM” or the “Company”) and Richard J. Hendrix, residing at the address set forth on the signature page hereof (the “Executive”).

WHEREAS, the Executive currently serves as the President and Chief Operating Officer of the Company. Executive has resigned his positions with Friedman, Billings, Ramsey Group, Inc. (“FBR Group”), of which FBCM is a majority-owned subsidiary, and Executive no longer serves as an officer or employee of FBR Group; and

WHEREAS, the Company and the Executive wish to continue Executive’s employment relationship with FBCM on the terms set forth below:

Accordingly, the parties hereto agree as follows:

1. Term. The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the date this Agreement is executed and continuing until December 31, 2010, unless sooner terminated in accordance with the provisions of Section 5 or Section 6; with such term to renew automatically for two successive one-year periods following the initial term in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing prior to six months before the expiration of the initial term and each successive annual renewal term, as applicable (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).

2. Duties.

2.1. During the Term, the Executive shall be employed as President and Chief Operating Officer of the Company, and shall report only to (i) Eric F. Billings for so long as he is the Company’s Chief Executive Officer, or (ii) the Company’s Board of Directors or its executive committee. The Executive shall faithfully perform for the Company the duties of said offices and shall perform such other duties of an executive, managerial or administrative nature as shall be reasonably commensurate with his positions and specified and designated from time to time by the Chief Executive Officer of the Company (the “Chief Executive Officer”), including but not limited to serving as an officer and/or director of one or more subsidiaries of the Company from time to time. The Executive shall devote all of his business time and efforts to the performance of his duties hereunder. The Executive shall have the right to engage in various activities outside of his employment with the Company including charitable and community activities and making personal investments that do not constitute corporate opportunities, and, with the approval of the Chief Executive Officer, serving as a director of one or more other companies so long as such activities do not interfere with Executive’s ability to perform his duties hereunder.

2.2. The Executive agrees that he shall immediately resign all positions and duties he currently holds with FBR Group and shall devote substantially all of his business time and efforts to performing the duties as described in Section 2.1 above.

3. Intentionally omitted.

4. Compensation and Benefits.

4.1. Annual Salary. The Company shall pay the Executive during the Term a base salary at a minimum rate of $750,000 (Seven Hundred Fifty Thousand United States Dollars and no/100s) per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives. The Company may, in its sole discretion, periodically raise the amount of the Executive’s Annual Salary. Any such increased salary shall constitute the “Annual Salary” as of the time of the increase.

4.2. Eligibility for Bonus Plans. The Executive shall be eligible to participate in any performance bonus plans or programs or long-term incentive plans or programs existing as of the date of this Agreement, including the existing 2008 executive performance bonus plan that has been approved by the Compensation Committee of the Board of Directors, or adopted by the Compensation Committee of the Board of Directors of the Company or the Board of Directors of the Company during the Term for the benefit of the Company’s executive management team.

4.3. Benefits-In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits or insurance plans that may be available to other senior executives of the Company generally in accordance with the terms of such plans or programs.

4.4. Expenses-In General. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with the Company’s policies regarding such reimbursements. The Company shall reimburse reasonable fees and expenses incurred by the Executive for participation in professional and trade associations and reasonable expenses incurred in connection with business development and client entertainment activities. Payments and reimbursement under this Section 4.4 shall be made no later than March 15 of the calendar year following the year in which the Executive incurred the expense.

5. Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of the Executive’s death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 5. If the Executive is unable to perform substantially and continuously the duties assigned to him due to a disability as defined for purposes of the Company’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 5. Upon termination of employment due to the Executive’s death or disability, the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive (i) any Annual Salary and other benefits actually earned and accrued under this Agreement prior to the date of termination; (ii) any amount earned and accrued, but not yet paid, prior to the date of termination under any bonus, equity or long term incentive plan of the Company then in effect (inclusive of full and nonforfeitable vesting of any and all equity, performance-based, or long-term incentive awards, including but not limited to the restricted stock units awarded to the Executive by the Company on February 20, 2008), and (iii) reimbursement under this Agreement for expenses incurred prior to the date of termination. For purposes of clauses (i) and (ii) above, the parties understand and agree that, to the extent any approved performance bonus plan, program or arrangement in which Executive is a participant specifies a performance period or performance goals that have not yet been completed or achieved, as the case may be, as of the date of termination, no bonus, whether pro rata or otherwise, shall not be deemed to be earned and accrued by Executive under such performance bonus plan, program or arrangement. Upon any termination under this Section 5, the Executive shall be deemed to have resigned from all positions he then holds with the Company and any of its subsidiaries.

6. Certain Terminations of Employment; Certain Benefits.

6.1. Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a) For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)	conviction of, indictment for or formal admission to or plea of nolo contendere with respect to, a felony or a crime of moral turpitude, dishonesty, breach of trust, fraud, misappropriation, embezzlement or unethical business conduct (but only if the Board of Directors reasonably determines, after considering all related facts and circumstances, that such indictment, conviction or plea has materially and adversely affected or is reasonably likely to materially and adversely affect the Company’s business or reputation), or any crime involving the Company;

(ii)	continued willful misconduct or willful or gross neglect in the performance of his duties hereunder, following written notice of such misconduct or neglect and failure to remedy such misconduct or neglect within 15 days after delivery of such notice; provided, however, the Board of Directors shall have the discretion (A) to require a remedial period that is shorter than 15 days to remedy certain misconduct or neglect that the Board reasonably determines can be remedied in less than 15 days or (B) to offer no opportunity to remediate conduct or neglect that the Board reasonably determines to be incapable of being cured;

(iii)	continued failure to materially adhere to the clear directions of the Company, to adhere to the Company’s written policies, or to devote substantially all of his business time and efforts to the Company in accordance with and subject to the provisions of Section 2 hereof, and failure to cure such failure within 15 days after delivery of written notice of such failure; provided, however, the Board of Directors shall have the discretion (A) to require a remedial period that is shorter than 15 days to remedy certain failures that the Board reasonably determines can be remedied in less than 15 days or (B) to offer no opportunity to remediate failures that the Board reasonably determines to be incapable of being cured;

(iv)	continued failure to substantially perform the duties properly assigned to the Executive by the Company (other than any such failure resulting from his Disability) and failure to cure such failure within 15 days after delivery of written notice of such failure; provided, however, the Board of Directors shall have the discretion (A) to require a remedial period that is shorter than 15 days to remedy certain failures that the Board reasonably determines can be remedied in less than 15 days or (B) to offer no opportunity to remediate failures that the Board reasonably determines to be incapable of being cured; or

(v)	material and willful breach of any of the terms and conditions of this Agreement and failure to cure such breach within 15 days following written notice from the Company specifying such breach; provided, however, the Board of Directors shall have the discretion (A) to require a remedial period that is shorter than 15 days to remedy certain breaches that the Board reasonably determines can be remedied in less than 15 days or (B) to offer no opportunity to remediate breaches that the Board reasonably determines to be incapable of being cured.

(b) If the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not for Good Reason in accordance with Section 6.2 hereof, the Executive shall receive: (i) any Annual Salary and other benefits actually earned and accrued, but not yet paid, under this Agreement prior to the date of termination, (ii) reimbursement under this Agreement for expenses incurred prior to the date of termination which shall be paid in accordance with the Company’s policies or Section 4.4, and (iii) all rights and benefits under any retirement or other benefit plan or program (in accordance with their terms and conditions) that are vested as of the date of termination. The Executive shall have no further rights to any other compensation or benefits under this Agreement on or after any termination of the Executive’s employment pursuant to this Section 6.1, and any unvested rights, benefits or incentive awards shall be forfeited as of the date of termination.

(c) Upon any termination under this Section 6.1, the Executive shall resign from all positions he then holds with the Company and any of its subsidiaries.

6.2. Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a) For purposes of this Agreement, “Good Reason” shall mean:

(i)

a “Change in Control” of the Company as that term is defined in the Company’s then current long-term incentive plan, followed within one (1) year following the Change in Control (it being agreed and understood that this provision will survive any expiration of the Term of this Agreement that occurs during such one (1) year period following a Change in Control for the remaining portion of such one (1) year period) by any demotion of the Executive or any material diminution in the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company; provided, however, that any merger or business combination of the Company solely with FBR Group or any other affiliate of the Company or any sale, distribution or other disposition (other than as provided for in the next clause) by FBR Group of its ownership interest in the Company shall not be deemed to be a Change in Control for purposes of this Agreement; and provided further that a sale of the control position owned directly or indirectly by FBR Group shall constitute a Change in Control for purposes of this Agreement unless an investment group involving Crestview Partners, the Company, or their affiliates, officers, and directors is the buyer of the FBR Group’s interest and no single entity or person directly or indirectly owns more than fifty percent (50%) of the Company;

(ii)	a reduction of more than ten percent (10%) in the Annual Salary of the Executive;

(iii)	any demotion or material reduction or diminution in the duties or authority of the Executive; or

(iv)	the Company’s breach of any material provision of this Agreement and subsequent failure to cure such breach within 30 days after receiving written notice from the Executive of such breach, provided that the Executive has provided the Company with such notice no later than 30 days from the date of the Company’s alleged breach.

(b) If the Company terminates the Executive’s employment without Cause, or the Executive terminates his employment for Good Reason, (i) the Executive shall receive any Annual Salary and other benefits actually earned and accrued under this Agreement prior to the date of termination; (ii) the Executive shall receive any amount earned but not yet paid prior to the date of termination under any bonus, equity or long term incentive plan of the Company then in effect, and shall receive all vested rights and benefits under any retirement or other benefit plan or program (in accordance with their terms and conditions); (iii) the Executive shall receive reimbursement under this Agreement for expenses incurred prior to the date of termination which shall be paid in accordance with the Company’s policies or Section 4.4; (iv) the Executive shall receive a single-sum cash payment equal to two (2) times the average total Annual Salary and performance bonuses earned by and paid to the Executive with respect to the two fiscal years preceding the date of termination, including, in the event of a date of termination under this Section 6.2(b) prior to payment to the Executive of any performance bonus relating to the 2009 fiscal year, the annual salary and performance bonus paid to Executive by FBR Group for the 2007 and 2006 fiscal years, as applicable, as reflected in the Company’s 2008 annual proxy statement, but in any event excluding the retention incentive payment paid to the Executive pursuant to that certain Retention Incentive Agreement dated as of the date hereof (provided that the single lump-sum payment payable pursuant to this clause (iv) shall not be less than $4.5 million if the date of termination occurs prior to payment to the Executive of any annual performance bonus relating to the 2009 fiscal year), (v) all unvested incentive equity or equity-based awards held by Executive, including any performance-based cash or equity-based awards that are not intended to qualify as “performance based compensation” under Section 162(m) of the Code based on a performance measurement period beginning after January 1, 2009, shall immediately vest and any time-based forfeiture restrictions on incentive equity or equity-based awards held by Executive shall immediately lapse; provided, however, that unvested incentive equity or equity-based awards that are intended to qualify as “performance based compensation” under Section 162(m) of the Code based on a performance measurement period beginning after January 1, 2009, shall vest and be earned only upon achievement of the applicable performance goals or objectives (but disregarding any requirement for Executive’s continued employment); and (vi) for a period of five years after termination of employment, such continuing coverage of the Executive and his “qualified beneficiaries” (as defined in Section 4980B of the Internal Revenue Code (“COBRA”) under the group health plans the Executive and his qualified beneficiaries would have received under this Agreement as would have applied in the absence of such termination, provided that the Company shall in no event be required to provide such coverage to Executive or a qualified beneficiary after such time as the Executive or the qualified beneficiary, as applicable, is no longer eligible to continued coverage under COBRA. For the portion of such five year period after Executive or a qualified beneficiary is no longer eligible to elect continuing coverage under the Company’s group health plans under COBRA, the Company shall reimburse the health insurance premiums incurred by the Executive under a private health insurance plan that provides substantially similar benefits for Executive and his qualified beneficiaries and is reasonably acceptable to the Company, provided that the Company shall in no event be required to provide or reimburse the cost of any benefits otherwise required by this clause after such time as the Executive or the qualified beneficiary, as applicable becomes entitled to receive benefits of the same type from another employer or recipient of the Executive’s services. Except as provided in Section 8.1, any amount payable under clauses (i), (ii), (iv) and (v) shall be paid within ten (10) days after Executive’s termination of employment and a reimbursement of Executive for health insurance premiums shall be paid on the first day of the calendar quarter following Executive’s payment of the premiums. For purposes of clauses (i) and (ii) above, the parties understand and agree that, to the extent any approved performance bonus plan, program or arrangement in which Executive is a participant specifies a performance period or performance goals that have not yet been completed or achieved, as the case may be, as of the date of termination, no bonus, whether pro rata or otherwise, shall not be deemed to be earned and accrued by Executive under such performance bonus plan, program or arrangement.

(c) Upon any termination under this Section 6.2, the Executive shall resign from all positions he then holds with the Company and any of its subsidiaries.

7. Covenants of the Executive.

7.1. Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (ii) the covenants and agreements of the Executive contained in this Section 7 are essential to the business and goodwill of the Company, and (iii) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 7. Accordingly, the Executive covenants and agrees that:

(a) During and after the period of the Executive’s employment with the Company and its affiliates, the Executive shall keep secret and retain in strictest confidence, except in connection with the business and affairs of the Company and its affiliates and as otherwise required by law, all confidential matters relating to the business and affairs of the Company its affiliates learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”); and shall not disclose such Confidential Company Information to anyone outside of the Company except as required by law or with the Company’s express written consent and except for Confidential Company Information which is, at the time of receipt, or thereafter becomes, publicly known through no wrongful act of the Executive.

(b) The Executive agrees that during the Term and for a period of twelve (12) months following the termination of the Executive’s employment with the Company either by the Company with or without Cause or by the Executive with or without Good Reason (the “Restricted Period”), the Executive shall not, without the express written consent of the Company, directly or indirectly, anywhere in the United States, own an interest in, join, operate, control or participate in, be connected as an owner, officer, executive, employee, partner, member, manager, shareholder, or principal of or with, or otherwise aid or assist in any manner whatsoever, any corporation or other entity that competes with the Company or its subsidiaries in the capital markets, financial advisory and/or institutional sales and trading business. Notwithstanding the foregoing, the Executive may (i) own up to one percent (1%) of the outstanding stock of a publicly held corporation which is or is affiliated with an entity or person that is in competition with the Company or its subsidiaries or (ii) be an officer, executive, employee, partner, member, manager, shareholder, or principal of or with a private equity fund or a third-party asset management firm. The restrictions of this Section 7.1(c) shall not apply if the Executive’s employment with the Company is terminated for any reason by the Company or the Executive effective during the 12 month period immediately following a Change in Control.

(c) During the Term and the Restricted Period, (i) the Executive shall not, without the Company’s prior written consent, directly or indirectly, knowingly (A) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof or (B) hire (on behalf of the Executive or any other person or entity) any employee who has left the employment of the

Company or any of its affiliates within the twelve month period which follows the termination of such employee’s employment with the Company and its affiliates, and (ii) the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates’ relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Term is or was, within the preceding year, a customer or client of the Company or any of its affiliates, nor shall Executive aid or assist in any manner whatsoever any person, firm, corporation or other business in doing any of the things described in clauses (i) or (ii) above.

7.2. Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 7.1 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 7.1, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

8. Other Provisions.

8.1. Code Section 409A. Notwithstanding any other provision of this Agreement, no payment will be made under this Agreement before the earlier of the Executive’s death or the date (the “Delayed Payment Date”) that is six months after the Executive’s termination of employment if (i) the Executive is a “specified employee” (as defined in Section 409A of the Code) at the time his employment terminates, (ii) the payment constitutes deferred compensation that is subject to Section 409A of the Code, and (iii) the payment is due on account of the Executive’s separation from service for a reason other than Executive’s death or because the Executive is “disabled” (as defined in Section 409A of the Code). Any and all payments that are delayed until after the Delayed Payment Date shall be paid within fourteen (14) days after such date, and shall not in any way affect any other payments, benefits, or rights of the Executive under this Agreement.

8.2. Code Section 280G.

(a) This Section 8.2 applies only if it is determined that the Executive’s receipt of benefits or payments that the Executive is entitled to receive under this Agreement, taking into account other benefits or payments that the Executive is entitled to receive under other plans, agreements or arrangements (which, together with the payments and benefits due under this Agreement, are referred to as the “Payments”), would subject the Executive to tax under Section 4999 of the Code.

(b) The independent accounting firm engaged to audit the Company’s financial statements immediately before the Change in Control (the “Accounting Firm”), must determine whether some amount of the Payments would meet the definition below of a “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, the Payments must be reduced to such Reduced Amount, but not below zero. If the Accounting Firm determines that there is a Reduced Amount, and that the Payments must be reduced, the Company must promptly notify the Executive of that determination and furnish the Executive a copy of the detailed calculations prepared by the Accounting firm. Any reduction required under this subsection (b) shall be effected by first reducing Payments that are not subject to Section 409A of the Code (by first reducing any such Payments that are not payable in cash and then by reducing any such Payments payable in cash) and thereafter reducing Payments that are subject to Section 409A of the Code. All determinations made by the Accounting Firm under this section are binding on the Executive and the Company.

(c) If the Accounting Firm determines that there is not a Reduced Amount, the Payments shall not be reduced and the Company will make a tax indemnification payment (the “Additional Payment”) to the Executive in an amount sufficient to hold the Executive harmless from any and all federal, state and local income or excise taxes that the Executive incurs as a result of incurring any excise tax imposed under Section 4999 of the Code and the Executive’s receipt of the tax indemnification payment. The Additional Payment shall be paid to the Executive, in a single cash payment, within ten days after the Executive’s payment of the excise tax imposed under Section 4999 of the Code with respect to the Payments.

(d) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm under this Section, it is possible that amounts will have been paid or distributed to or for the benefit of the Executive which should not have been so paid or distributed under this Section 8.2 (“Overpayment”) or that additional amounts which will not have been paid or distributed to or for the benefit of the Executive could have been so paid or distributed under this Section 8.2 (“Underpayments”), in each case, consistent with the calculation of the Reduced Amount. If the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment, and any portion of an Additional Payment previously paid to the Executive that is attributable to the Overpayment, must be treated (if permitted by applicable law) for all purposes as a loan ab initio for which the Executive must repay the Company together with interest at the applicable federal rate under Section 7872(f)(2) of the Code; provided, however, that no such loan may be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 or 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or other substantial authority, determines that that an Underpayment has occurred, the Accounting Firm must promptly notify the Company and the Executive of the amount of the Underpayment and the Company must pay such amount (plus any tax indemnification determined under subsection (c) on the Underpayment), together with interest at the applicable federal rate under Section 7872(f)(2) of the Code, to the Executive.

(e) For purposes of this Section 8.2, (i) “Net After Tax Receipt” means the Present Value of some or all of the Payments net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to the Executive’s taxable income for the immediately preceding taxable year, (ii) “Present Value” means the value determined in accordance with Section 280G(d)(4) of the Code, and (iii) “Reduced Amount” means the smallest aggregate amount of the Payments which (a) is less than the sum of all of the Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the portion of the Payments paid to the Executive were any other amount less than the total Payments.

8.3. Non-Disparagement. The Executive agrees that he/she will not (except as reasonably required by law), whether during or after the Executive’s employment with the Company, make any statement, orally or in writing, regardless of whether such statement is truthful, nor take any action, that (a) in any way could disparage the Company or any officer, executive, director, partner, manager, member, principal, employee, representative, or agent of the Company, or which foreseeably could or reasonably could be expected to harm the reputation or goodwill of any of those persons or entities, or (b) in any way, directly or indirectly, could knowingly cause, encourage or condone the making of such statements or the taking of such actions by anyone else.

8.4. Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

8.5. Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

8.6. Enforceability; Jurisdiction; Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 7, and to the extent necessary for the Company or its affiliates, where applicable, to avail itself of the rights and remedies referred to in Section 7.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in the Washington, D.C. area in accordance with Virginia law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

8.7. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile or electronic transmission, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile or electronic transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(i)	If to the Company, to:

FBR Capital Markets Corporation
1001 19th Street North
Arlington, VA 22209
Attention: General Counsel

with a copy to:

Daniel LeBey
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219
Attention: Daniel M. LeBey

(ii)	If to the Executive, to the address set forth on the signature page hereof.

with a copy to:

Paul Hastings Law Firm
875 15th St. NW, 10 th Floor
Washington DC, 20005
Attention: J. Mark Poerio, Esq.

Any such person may by written notice given in accordance with this Section 8.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

8.8. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. No prior or contemporaneous agreements were reached or entered between the parties.

8.9. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

8.10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF VIRGINIA.

8.11. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred, subject to Section 6.2(a)(i), pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

8.12. Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

8.13. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

8.14. Survival. The provisions of Section 7 and any other provisions of this Agreement expressly impose obligations that survive termination of Executive’s employment hereunder, and the other provisions of this Section 7 to the extent necessary to effectuate the survival of such provisions, shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

8.15. Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

8.16. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

FBR CAPITAL MARKETS CORPORATION

By:	/S/ ERIC F. BILLINGS
	Name:	Eric F. Billings
	Title:	Chief Executive Officer

EXECUTIVE

Signature:	/S/ RICHARD J. HENDRIX
Richard J. Hendrix